Astec Industries, Inc.
1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

News Release

ASTEC INDUSTRIES REPORTS SECOND QUARTER 2015 RESULTS

CHATTANOOGA, Tenn. (July 21, 2015) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their second quarter ended June 30, 2015.

Net sales for the second quarter of 2015 were $268.0 million compared to $277.3 million for the second quarter of 2014, a 3% decrease.  Earnings for the second quarter of 2015 were $11.8 million or $0.51 per diluted share compared to $14.5 million or $0.63 per diluted share for the second quarter of 2014, a decrease of 19%.

Domestic sales increased 5% to $194.6 million for the second quarter of 2015 from $184.7 million for the second quarter of 2014.  International sales were $73.4 million for the second quarter of 2015 compared to $92.6 million for the second quarter of 2014, a decrease of 21%.

Net sales for the first half of 2015 were $556.8 million compared to $515.9 million for the first half of 2014, an 8% increase.  Earnings for the first half of 2015 were $26.9 million or $1.16 per diluted share compared to $24.0 million or $1.04 per diluted share for the first half of 2014, an increase of 12%.

Domestic sales increased 13% to $405.7 million for the first half of 2015 from $360.1 million for the first half of 2014.  International sales were $151.1 million for the first half of 2015 compared to $155.8 million for the first half of 2014, a decrease of 3%.

The Company's domestic backlog increased 9%, from $157.4 million at June 30, 2014 to $172.0 million at June 30, 2015.  The international backlog at June 30, 2015 decreased 46% to $57.5 million compared to the June 30, 2014 international backlog of $106.7 million.

Consolidated financial information for the second quarter and six months ended June 30, 2015 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Benjamin G. Brock, Chief Executive Officer, stated, "While we are disappointed with our second quarter results, we are pleased with our performance for the first half with sales up 8% and earnings up 12% over the first half of last year."

Mr. Brock continued, "Although the strong US dollar has hampered our international sales and backlog, we remain committed to our international sales effort and we will continue to develop new products for targeted global markets.  With regard to our domestic market, we are encouraged that our infrastructure equipment customers have good backlogs of work overall, particularly in the private sector, and we are optimistic that our federal government will pass a long-term highway bill with increased funding by year end.  This bill will provide the visibility that our customers need in order to increase their capital spending on equipment.  In the meantime, we have seen the efforts in some states to fund highway projects through their own new funding mechanisms start to show up in the form of new project proposals and bids in those states."

Mr. Brock concluded, "Despite the current headwinds in our international sales we are in a position to improve on last year's third quarter results which will put us in a position to finish this year ahead of 2014's full year results."

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on July 21, 2015 at 10:00 A.M. Eastern Time to review its second quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, August 4, 2015 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 13614127.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from its backlog, future federal highway funding and efforts to improve international sales.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2014.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30	June 30
	2015	2014
Assets
Current assets
Cash and cash equivalents	$16,353	$18,624
Investments	2,726	1,375
Receivables, net	118,248	119,694
Inventories	382,841	364,098
Prepaid expenses and other	46,569	32,582
Total current assets	566,737	536,373
Property and equipment, net	174,971	193,552
Other assets	62,083	73,214
Total assets	$803,791	$803,139
Liabilities and equity
Current liabilities
Accounts payable - trade	$52,471	$57,592
Other current liabilities	92,412	102,440
Total current liabilities	144,883	160,032
Non-current liabilities	39,718	39,188
Total equity	619,190	603,919
Total liabilities and equity	$803,791	$803,139

Astec Industries, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2015	2014	2015	2014
Net sales	$268,042	$277,256	$556,791	$515,929
Cost of sales	205,809	215,078	428,512	396,994
Gross profit	62,233	62,178	128,279	118,935
Selling, general, administrative & engineering expenses	43,308	40,247	87,112	83,672
Income from operations	18,925	21,931	41,167	35,263
Interest expense	420	109	717	182
Other	420	736	2,368	1,550
Income before income taxes	18,925	22,558	42,818	36,631
Income taxes	7,120	8,061	15,909	12,589
Net income attributable to controlling interest	$11,805	$14,497	$26,909	$24,042

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.51	$0.64	$1.17	$1.05
Diluted	$0.51	$0.63	$1.16	$1.04

Weighted average common shares outstanding
Basic	22,942	22,822	22,923	22,804
Diluted	23,119	23,099	23,117	23,101

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended June 30, 2015 and 2014
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2015 Revenues	116,097	98,829	53,116	-	268,042
2014 Revenues	118,585	106,691	51,980	-	277,256
Change $	(2,488)	(7,862)	1,136	-	(9,214)
Change %	(2.1%)	(7.4%)	2.2%	-	(3.3%)

2015 Gross Profit	27,242	24,985	9,998	8	62,233
2015 Gross Profit %	23.5%	25.3%	18.8%	-	23.2%
2014 Gross Profit	25,089	25,694	11,390	5	62,178
2014 Gross Profit %	21.2%	24.1%	21.9%	-	22.4%
Change	2,153	(709)	(1,392)	3	55

2015 Profit (Loss)	11,845	10,056	701	(10,334)	12,268
2014 Profit (Loss)	11,808	11,158	2,946	(11,323)	14,589
Change $	37	(1,102)	(2,245)	989	(2,321)
Change %	0.3%	(9.9%)	(76.2%)	8.7%	(15.9%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues.
A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended June 30
	2015	2014	Change $
Total profit for all segments	$12,268	$14,589	$(2,321)
Elimination of intersegment profit	(610)	(99)	(511)
Net loss attributable to non-controlling interest	147	7	140
Net income attributable to controlling interest	$11,805	$14,497	$(2,692)

Astec Industries, Inc.
Segment Revenues and Profits
For the six months ended June 30, 2015 and 2014
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2015 Revenues	251,143	205,241	100,407	-	556,791
2014 Revenues	217,376	199,799	98,754	-	515,929
Change $	33,767	5,442	1,653	-	40,862
Change %	15.5%	2.7%	1.7%	-	7.9%

2015 Gross Profit	58,188	50,957	19,117	17	128,279
2015 Gross Profit %	23.2%	24.8%	19.0%	-	23.0%
2014 Gross Profit	47,768	49,119	22,032	16	118,935
2014 Gross Profit %	22.0%	24.6%	22.3%	-	23.1%
Change	10,420	1,838	(2,915)	1	9,344

2015 Profit (Loss)	27,356	21,650	864	(22,300)	27,570
2014 Profit (Loss)	20,604	20,259	4,870	(20,441)	25,292
Change $	6,752	1,391	(4,006)	(1,859)	2,278
Change %	32.8%	6.9%	(82.3%)	(9.1%)	9.0%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues.
A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Six months ended June 30
	2015	2014	Change $
Total profit for all segments	$27,570	$25,292	$2,278
Elimination of intersegment profit	(996)	(1,256)	260
Net loss attributable to non-controlling interest	335	6	329
Net income attributable to controlling interest	$26,909	$24,042	$2,867

Astec Industries, Inc.
Backlog by Segment
June 30, 2015 and 2014
(in thousands)
(Unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2015 Backlog	106,376	74,445	48,653	229,474
2014 Backlog	109,380	89,147	65,568	264,095
Change $	(3,004)	(14,702)	(16,915)	(34,621)
Change %	(2.7%)	(16.5%)	(25.8%)	(13.1%)